Exhibit 99.1

VASCO Reports Results for Fourth Quarter and Full Year 2010

Revenue for the fourth quarter and full year 2010 was $33.0 million and $108.0 million, respectively, an increase of 3% compared to the fourth quarter 2009 and an increase of 6% compared to full year 2009. Operating income for the fourth quarter and full year 2010 was $7.6 million and $12.4 million, respectively, an increase of 64% compared to the fourth quarter 2009 and a decrease of 2% compared to full year 2009. Strong revenue growth expected for 2011. Financial results for the periods ended December 31, 2010 and guidance for full year 2011 to be discussed on conference call today at 10:00 a.m. E.S.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, February 17, 2010 - VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com), today reported financial results for the fourth quarter and full year ended December 31, 2010.

Revenue for the fourth quarter of 2010 increased 3% to $33.0 million from $31.9 million in 2009 and, for the full year 2010, increased 6% to $108.0 million from $101.7 million in 2009.

Net income for the fourth quarter of 2010 was $6.7 million, or $0.17 per fully diluted share, an increase of $1.8 million, or 38%, from $4.8 million, or $0.13 per fully diluted share, for the fourth quarter of 2009. Net income for the full year 2010 was $10.8 million, or $0.28 per fully diluted share, a decrease of $1.1 million, or 9%, from $11.9 million, or $0.31 per fully diluted share for the full year 2009.

Financial Highlights:

•

Gross profit was $23.3 million or 71% of revenue for the fourth quarter of 2010 and $76.0 million or 70% of revenue for the full year 2010. Gross profit was $22.4 million or 70% of revenue for the fourth quarter of 2009 and $71.2 million or 70% of revenue for the full year 2009.

•

Operating expenses for the fourth quarter and full year 2010 were $15.7 million and $63.6 million, respectively, a decrease of 11% from $17.7 million reported for the fourth quarter 2009 and an increase of 9% from $58.5 million reported for the full year 2009.

•

Operating income for the fourth quarter and full year 2010 was $7.6 million and $12.4 million, respectively, an increase of $3.0 million, or 64%, from $4.6 million reported for the fourth quarter of 2009 and a decrease of $0.3 million, or 2%, from the $12.6 million reported for the full year 2009. Operating income as a percentage of revenue for the fourth quarter and full year 2010 was 23% and 11%, respectively, compared to 14% and 12% for the comparable periods in 2009.

•

Earnings before interest, taxes, depreciation and amortization was $8.2 million and $15.5 million for the fourth quarter and for the full year 2010, respectively, an increase of 32% from $6.2 million reported for the fourth quarter of 2009 and a decrease of 14% from $18.1 million reported for the full year 2009.

•

Net cash balances, total cash and cash equivalents less bank borrowings, at December 31, 2010 totaled $85.5 million compared to $86.4 million and $67.6 million at September 30, 2010 and December 31, 2009, respectively.

Operational and Other Highlights:

•

VASCO won 449 new customers in Q4 2010 (111 new banks and 338 new enterprise security customers). For the full year 2010, VASCO won 1,754 new customers (269 banks and 1,485 enterprise security customers). Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

•	Société Tunisienne de Banque (STB) in Tunisia implements VACMAN® Controller and DIGIPASS® 260 to secure its online enterprise customers.

•	VASCO announced its collaboration with leading Russian bank VTB 24. VTB 24 will use VASCO’s authentication solution IDENTIKEY Server to ensure the security of its banking channels.

•	VASCO announces the availability of its DIGIPASS as a Service, its cloud-based authentication platform, for Business-to-Business web-based applications.

•

VASCO adds a new layer to its mobile security offerings by launching ground-breaking DIGIPASS Nano, a solution that consists of a thin film that users place over the SIM card, turning the phone into a mobile security device capable of generating one-time passwords and e-signatures.

•

VASCO announces that its PKI-based solution, DIGIPASS CertiID, is now embedded in DIGIPASS Key 200 and DIGIPASS Key 860. The software suite and embedded editions of DIGIPASS CertiID are now also available for Linux and MacOS X.

•	VASCO launches DIGIPASS 920, a connected card reader with PKI-based digital reader signature and What You See Is What You Sign capability which protects the smart card PIN.

•	VASCO announces that SEB, a leading Swedish bank, has decided to deploy VASCO’s DIGIPASS 920 to protect its retail and corporate customers’ access to BankID and additional applications.

•	VASCO strengthens its presence in the Middle East by signing a distribution agreement with Secureway (Dubai).

•	VASCO’s IDENTIKEY Server won the prestigious Computing Security Award in the category “Remote access solution of the year”.

Guidance for full-year 2011:

VASCO is providing guidance for the full-year 2011 as follows:

•	Revenue growth of 20% or more for the full-year 2011 over full-year 2010,

•	Operating margins, excluding expenses related to the amortization of acquisition-related intangible assets, for full-year 2011 are projected to be in the range of 8% to 12% of revenue.

“We are pleased with the results for the fourth quarter of 2010,” stated T. Kendall Hunt, Chairman & CEO. “Revenues in the fourth quarter of 2010 were the best in the company’s history when compared to any prior year’s fourth quarter and the third best quarter in our history when compared to all quarters previously reported. In addition to the strong revenue, we made good progress in developing new products, including our DIGIPASS as a Service platform, developed important relationships with new banks in various markets and continued investing in people and processes that we believe will benefit us in 2011 and future years.”

“The results for the fourth quarter were strong from both a revenue and order intake point of view,” said Jan Valcke, VASCO’s President and COO. “During the fourth quarter and the second half of 2010, we saw a large number of deals move from the proposal stage to and through the contract negotiation stage. As a result, our order intake in the fourth quarter and second half of 2010 were the best in the company’s history. In addition to orders received, our pipeline for future deals also remained strong at the end of the year. We expect that order intake and the pipeline for future deals will remain strong throughout 2011.”

Cliff Bown, Executive Vice President and CFO added, “During the fourth quarter of 2010 our working capital balances continued to grow even though our cash balances declined slightly. During the fourth quarter our working capital increased $4.6 million, or 5%, from September 30, 2010 and our net cash balance decreased $0.9 million or 1% from September 30, 2010. For the full year, our net cash balance increased $17.9 million, or 27%, and our working capital increased $9.3 million, or 11%, from December 31, 2009.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, February 17, 2010, at 10:00 a.m. EST - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s results for the fourth quarter and full year 2010 and guidance for full year 2011.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800-381-7839

International: +1 212-231-2904

And mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Revenue	$33,005	$31,936	$107,963	$101,695
Cost of goods sold	9,709	9,576	31,997	30,535

Gross profit	23,296	22,360	75,966	71,160

Operating costs:
Sales and marketing	7,899	8,439	31,027	30,299
Research and development	3,625	3,301	13,568	11,582
General and administrative	4,072	5,884	18,538	16,183
Amortization of purchased intangible assets	114	121	443	453

Total operating costs	15,710	17,745	63,576	58,517

Operating income	7,586	4,615	12,390	12,643

Interest income	99	191	324	572
Other income	40	617	698	2,107

Income before income taxes	7,725	5,423	13,412	15,322
Provision for income taxes	1,071	589	2,606	3,460

Net income	$6,654	$4,834	$10,806	$11,862

Basic net income per share	$0.18	$0.13	$0.29	$0.32
Diluted net income per share	$0.17	$0.13	$0.28	$0.31

Weighted average shares outstanding:
Basic	37,417	37,322	37,413	37,319

Diluted	38,316	38,068	38,241	38,084

VASCO Data Security International, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31,
	2010	2009
ASSETS
Current assets
Cash and equivalents	$85,533	$67,601
Accounts receivable, net of allowance for doubtful accounts	21,702	30,400
Inventories	10,710	9,015
Prepaid expenses	1,859	1,588
Deferred income taxes	369	563
Foreign sales tax receivable	2,282	1,086
Other current assets	199	632

Total current assets	122,654	110,885
Property and equipment, net	4,771	5,189
Goodwill	12,772	13,813
Intangible assets, net of accumulated amortization	1,603	1,797
Other assets	1,141	1,040

Total assets	$142,941	$132,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,857	$4,505
Deferred revenue	6,464	7,188
Accrued wages and payroll taxes	4,971	5,178
Income taxes payable	2,109	3,097
Other accrued expenses	3,364	3,285

Total current liabilities	25,765	23,253
Deferred compensation	456	490
Deferred revenue	47	277
Deferred tax liability	180	328

Total liabilities	26,448	24,348

Stockholders’ equity
Common stock	38	37
Additional paid-in capital	68,428	67,371
Accumulated income	47,524	36,718
Accumulated other comprehensive income (loss)	503	4,250

Total stockholders’ equity	116,493	108,376

Total liabilities and stockholders’ equity	$142,941	$132,724

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to net income (in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
	(in thousands, unaudited)		(in thousands, unaudited)

EBITDA	$8,208	$6,223	$15,546	$18,093

Interest income, net	99	191	324	572
Provision for income taxes	(1,071)	(589)	(2,606)	(3,460)
Depreciation and amortization	(582)	(991)	(2,458)	(3,343)

Net income	$6,654	$4,834	$10,806	$11,862

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet security applications and transactions. VASCO has positioned itself as global software company for Internet security serving a customer base of over 10,000 companies in more than 100 countries, including more than 1,600 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements:

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “mean,” “potential” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the VASCO’s public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and its operations.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com